                        PRESS RELEASE

9 Meters Biopharma Provides Business Update and Reports
Financial Results for First Quarter 2022

–On track to report Phase 2 data for vurolenatide for short bowel syndrome and Phase 3 interim analysis for celiac disease in June

–Cash balance as of March 31, 2022, of $37.2 million is expected to fund ongoing clinical programs and business operations into Q2 2023

Raleigh, NC, May 16, 2022 – 9 Meters Biopharma, Inc. (Nasdaq: NMTR), a clinical-stage company pioneering novel treatments for people with rare or debilitating digestive diseases, today provided an overview of its recent achievements, important upcoming milestones, and financial results for the first quarter ended March 31, 2022.

John Temperato, President & Chief Executive Officer of 9 Meters Biopharma, commented: “This is an exciting time for 9 Meters. Of particular importance, we have made progress this quarter advancing our co-lead assets, vurolenatide for short bowel syndrome and larazotide for celiac disease, toward key data and development milestones. We believe that upcoming data for both vurolenatide and larazotide will further elucidate our path forward and position us to accelerate our ongoing licensing discussions. We also anticipate our Phase 2 clinical trial data on vurolenatide for short bowel syndrome will provide a data package to support an end-of-Phase 2 meeting with FDA, which should subsequently allow us to initiate our Phase 3 study. Additionally, our current cash balance of $37.2 million is expected to fund our ongoing clinical programs and business operations into the second quarter of next year, including initiation of a Phase 3 study for vurolenatide.”

Clinical Development and Business Highlights

Vurolenatide Phase 2 Trial for Short Bowel Syndrome (SBS) progressing toward data in June:
•Our Phase 2 trial known as VIBRANT (VurolenatIde for short Bowel syndrome Regardless of pArenteral support requiremeNT) is a multicenter, double-blind, placebo-controlled parallel group study evaluating the safety, efficacy, and tolerability of vurolenatide in adult patients with SBS.
•The Phase 2 data is intended to inform the design of the Phase 3 program.
•Data is anticipated to be available in June from a cohort consisting of completed patients which we believe will allow for an end-of-Phase 2 meeting with FDA soon after.
•Data will include total stool output (TSO) compared with placebo, as well as overall safety. Reduction in TSO is indicative of the body’s ability to slow gastrointestinal transit and allow for improved fluid and nutrient absorption.
•Additional study data as well as specifics regarding plans and timing for the Phase 3 study will be disclosed at a Vurolenatide R&D Day following the end-of-Phase 2 meeting with FDA.
•We currently anticipate initiating the Phase 3 study in 2H 2022, as study preparation is ongoing.

                        PRESS RELEASE
Larazotide Phase 3 Trial for Celiac Disease interim analysis anticipated in June:

•Our Phase 3 trial, referred to as CedLara® (Celiac disease Larazotide), is a randomized, double-blind, placebo-controlled study to evaluate the safety and efficacy of larazotide in patients with celiac disease who continue to experience gastrointestinal symptoms while following a gluten-free diet.
•On February 28, 2022, 9 Meters announced that the study reached the interim analysis population cut-off for the pre-specified interim analysis with 50% of the target study population randomized.
•The interim analysis is anticipated to be completed in June when the target population will have completed the 12-week double-blind efficacy portion of the treatment period.
•The purpose of the interim analysis is to utilize actual clinical trial data to re-estimate the treatment group size based on original protocol-defined sample size assumptions.
•The analysis will be conducted by an independent statistician, who will estimate the sample size required to detect a significant change for the full target enrollment.
•The announcement in June will be focused on sample size changes to be implemented as recommended by the independent statistician.

Larazotide Phase 2a study for Multisystem Inflammatory Syndrome in Children (MIS-C) resulting from COVID-19 is ongoing.

•A randomized, double-blind, placebo-controlled Phase 2 study is ongoing in collaboration with the European Biomedical Research Institute of Salerno, Italy (EBRIS), which is conducting this study.

Pre-Clinical Pipeline Update

NM-102 (proprietary tight junction microbiome modulator):

•Announced a collaboration agreement with Gustave Roussy, a leading cancer center in France. Gustave Roussy is expanding on the preclinical research showing that NM-102 was effective when combined with immune checkpoint inhibitors (ICIs) in a mouse model of aggressive skin melanoma, and in combination, improved survival compared to ICIs alone. Additional data is anticipated in 2022.
•Received notice from the United States Patent and Trademark Office that U.S. Patent Application No. 17/239.056 has been allowed. The patent demonstrates that NM-102 can improve the benefit of ICIs for cancer treatment.
•Announced a collaboration with NYU Langone Health investigating the pre-clinical use of NM-102 for an undisclosed autoimmune condition with a large unmet need.
•Preclinical work is ongoing to support an IND (Investigational New Drug) filing in 2023.

NM-136 (anti-GIP humanized monoclonal antibody):

•In April, the Company received notice from the United States Patent and Trademark Office (USPTO) that U.S. Patent Application No. 16/781,304 has been allowed. The patent provides protection for the use of NM-136 for the treatment of hyperphagia (excessive or extreme hunger), serious metabolic conditions such as obesity, and for reducing fatty tissue buildup in body organs. NM-136 is a long-acting, highly specific, humanized anti-GIP monoclonal antibody.
•Preclinical work is ongoing to support an IND (Investigational New Drug) in 2023.

                        PRESS RELEASE
First Quarter 2022 Financial Results

As of March 31, 2022, the Company’s cash and cash equivalents totaled approximately $37.2 million, compared to approximately $47.0 million as of December 31, 2021.

The Company reported a net loss of approximately $11.4 million, or $0.04 per share, for the first quarter of 2022, compared to a net loss of approximately $5.4 million, or $0.03 per share, for the first quarter of 2021 and $9.6 million, or $0.04 per share, for the fourth quarter of 2021. This increase was primarily due to the advancement of our clinical development programs. The Company anticipates its cash runway is sufficient to fund the ongoing clinical programs into the second quarter of 2023, including initiation of the Phase 3 vurolenatide program.

Key Anticipated Near-Term Milestones

•Phase 2 vurolenatide data in SBS anticipated in June
•Phase 3 larazotide interim analysis for celiac disease anticipated in June
•Phase 3 vurolenatide SBS study expected to start in 2H 2022
•Vurolenatide R&D Day is anticipated in Q3 2022 following the end-of-Phase 2 meeting with FDA

About 9 Meters Biopharma

9 Meters Biopharma, Inc. is a clinical-stage company pioneering novel treatments for people with rare digestive diseases, gastrointestinal conditions with unmet needs, and debilitating disorders in which the biology of the gut is a contributing factor. The Company is advancing vurolenatide, a proprietary Phase 2 long-acting GLP-1 agonist, for short bowel syndrome; larazotide, a Phase 3 tight junction regulator in non-responsive celiac disease; and a robust pipeline of early-stage assets.

For more information, please visit www.9meters.com or follow 9 Meters on Twitter and LinkedIn.

Forward-looking Statements

This press release includes forward-looking statements based upon the Company's current expectations. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions, anticipated milestones, and any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation: the impact of COVID-19 on our operations, enrollment in and timing of clinical trials; reliance on research and development partners and potential licensing partners; uncertainties associated with the clinical development and regulatory approval of product candidates; uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; risks related to the inability of the Company to obtain sufficient additional capital to continue to advance these product candidates and its preclinical programs, including in light of current stock market conditions; risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; risks related to cybersecurity and data privacy; intellectual property risks; risk of delisting from Nasdaq; reliance on collaborators; and risks associated with acquiring and developing additional compounds. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2021, and in other filings that the Company has made and future filings the Company will make with the

                        PRESS RELEASE
SEC. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Corporate Contact

Al Medwar
SVP, Investor Relations & Corporate Communications
9 Meters Biopharma, Inc.
investor-relations@9meters.com

Media Contact

Veronica Eames
LifeSci Communications, LLC
veames@lifescicomms.com
203-942-4626